Exhibit 99.4

Sachem Capital Corp.
7.75% Notes Due 2025

Final Pricing Term Sheet
October 21, 2020

Issuer	Sachem Capital Corp.
Title of the Securities:	7.75% Notes due 2025 (the “Notes”)
Private Rating:	Egan-Jones Ratings Company: BBB+

Initial Aggregate Principal Amount Being Offered:	$14,000,000

Option to Purchase Additional Notes	Up to an additional $2,100,000 aggregate principal amount of Notes within 30 days

Underwriting Discount:	$0.8125 per Note; $455,000 (assuming the over-allotment option is not exercised)

Net Proceeds to the Issuer, before Expenses:	$24.1875 per Note; $13,545,000 total (assuming the over-allotment option is not exercised)
Initial Public Offering Price:	100% of aggregate principal amount
Denominations:	Issue the Notes in denominations of $25.00 and integral multiples of $25.00 in excess thereof
Principal at Time of Payment:	100% of the aggregate principal amount; the principal amount of each Note will be payable on its stated maturity date.
Type of Note:	Fixed rate note
Coupon Rate:	7.75% per annum
Day Count:	30/360
Original Issue Date:	October 23, 2020
Stated Maturity Date:	September 30, 2025
Date Interest Started Accruing:	September 4, 2020

Accrued Interest Amount:	Approximately $0.2637 of accrued interest per Note from September 4, 2020 up to but not including the Original Issue Date.
Interest Payment Date:

Every March 30, June 30, September 30 and December 30, commencing December 30, 2020. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

Interest Periods:

The initial interest period will be the period from and including September 4, 2020, to, but excluding, the initial interest payment date, and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.

Regular Record Dates for Interest:	March 15, June 15, September 15 and December 15, commencing December 15, 2020
Optional Redemption:

The Notes may be redeemed in whole or in part at any time or from time to time at Issuer’s option on or after September 4, 2022 upon not less than 30 days nor more than 60 days written notice by mail prior to the date fixed for redemption thereof, at a redemption price of 100% of the outstanding principal amount of the Notes to be redeemed plus accrued and unpaid interest payments otherwise payable thereon for the then-current quarterly interest period accrued to the date fixed for redemption.

Repayment at Option of Holders:	Holders will not have the option to have the Notes repaid prior to the stated maturity date
Listing:	The Notes are listed on the NYSE American under the trading symbol “SCCC.”
CUSIP / ISIN:	78590A406 / US78590A4067
Joint Book-Running Managers:	Ladenburg Thalmann & Co. Inc. Janney Montgomery Scott LLC

The issuer has filed a registration statement (including a prospectus and related prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for this offering.